Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of American Capital Senior Floating, Ltd. for the registration of 4,000,000 shares of common stock and to the incorporation by reference therein of our report dated March 26, 2015, with respect to the consolidated financial statements of American Capital Senior Floating, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
July 2, 2015